Exhibit 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) dated effective as of August 26, 2021, is entered into by and between LINDSAY CORPORATION, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).

RECITALS

WHEREAS, Borrower and Bank are parties to that certain Amended and Restated Revolving Credit Agreement dated as of February 18, 2015, as amended by that First Amendment to Amended and Restated Revolving Credit Agreement dated as of February 28, 2017, and as further amended by that Second Amendment to Amended and Restated Revolving Credit Agreement dated as of May 31, 2019 (as so amended, the “Credit Agreement”), pursuant to which Bank agreed to lend to Borrower an aggregate principal sum of up to $50,000,000.00;

WHEREAS, Borrower and Bank desire to amend the Credit Agreement as set forth herein; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

1.    Deleted Definitions. The following definitions in Section 1.1 of the Credit Agreement are hereby deleted in their entirety: “Continue, “Continuation,” and “Continued”; “Convert,” “Conversion,” and “Converted”; “Daily One Month LIBOR Rate”; “Daily One Month LIBOR Rate Loan”; “LIBOR Period”; “LIBOR Rate”; “LIBOR Rate Loan”; “LIBOR Rate Margin”; and “Type”.

2.    New Definition. The following definition is hereby added to Section 1.1 of the Credit Agreement, in appropriate alphabetical order:

“SOFR Margin” means, for any fiscal quarter, the “SOFR Margin” in effect pursuant to the Pricing Grid, based on the Leverage Ratio set forth in the most recent Compliance Certificate delivered by Borrower.

3.    Amended Definitions. The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Authorized Individual” means any of the following individuals, or any other individual that Borrower may designate from time to time by providing written notice to Bank:

Randy Wood

Brian Ketcham

“Default Rate” means the default rate of interest specified in the Line of Credit Note.

“Loan” means an extension of credit under the Line of Credit hereunder and “Loans” shall mean all of the foregoing.

“Loan Request” has the meaning set forth in Section 2.1(a) of this Agreement.

“Maximum Amount” means the aggregate principal amount of Fifty Million Dollars ($50,000,000.00), subject to increase in accordance with Section 2.1(a) of this Agreement.

“Pricing Grid” means the following:

Leverage Ratio*	SOFR Margin	Unused Commitment Fee Percentage
< 0.75x	1.00%	0.125% per annum
> 0.75x < 1.50x	1.35%	0.125% per annum
> 1.50x < 2.00x	1.55%	0.125% per annum
> 2.00x < 2.50x	1.75%	0.150% per annum
> 2.50x < 2.75x	1.90%	0.150% per annum
> 2.75x	2.10%	0.200% per annum

*	Calculated on a four fiscal quarter rolling basis as provided in the definition of Leverage Ratio.

The Unused Commitment Fee Percentage and SOFR Margin shall adjust on a quarterly basis, based on the Leverage Ratio for the most recently completed fiscal quarter, as reflected in the Compliance Certificate for such fiscal quarter.

“Termination Date” means August 26, 2026.

4.    Line of Credit. Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make Loans to Borrower from time to time up to and including the Termination Date in an aggregate amount not to exceed the Maximum Amount (the “Line of Credit”), the proceeds of which shall be used for working capital and general corporate purposes of Borrower. Any Loans made hereunder shall be evidenced by that certain Second Amended and Restated Line of Credit Note dated August 26, 2021, as may be amended or restated from time to time (the “Line of Credit Note”), all terms of which are incorporated herein by this reference. Borrower may request an increase in the Line of Credit by up to an additional Fifty Million Dollars ($50,000,000.00). Borrower may request such an increase once in the minimum amount of Five Million Dollars ($5,000,000.00). Following Borrower’s request, Bank shall reunderwrite the requested increase to the Line of Credit after first having received from Borrower (i) pro-forma financial projections for the next fiscal year, (ii) a written certification, in form and substance satisfactory to Bank, showing Borrower is, and on a pro-forma basis will be, in compliance with the terms and conditions of this Agreement, and (iii) such other items and documents requested by Bank. If Bank consents to the requested increase to the Line of Credit, which consent shall be in Bank’s sole and absolute discretion, Borrower shall deliver to Bank a replacement Line of Credit Note for the full amount of the increased Line of Credit and such other documents and amendments required by Bank, the form and substance of which shall be acceptable to Bank in its sole and absolute discretion. Borrower acknowledges that the decision to increase the Line of Credit is discretionary, and Bank has no obligation to increase the Line of Credit and may decline to do so for any reason.

Each Loan shall be made on notice from Borrower to Bank given in accordance with the Line of Credit Note (a “Loan Request”). Any Loan Request received after 11:00 a.m. (Omaha, Nebraska time) on a Business Day shall be treated as though received on the next Business Day. Subject to the timely delivery of a Loan Request, and upon fulfillment of the applicable conditions set forth in Article IV, Bank will make such Loan available to Borrower in same day funds credited to Borrower’s account maintained with Bank and listed on Schedule 2.3. Bank may rely without further investigation on any Loan Request. Each Loan Request shall be irrevocable and binding on Borrower, and Borrower shall indemnify Bank against any loss or expense Bank may incur as a result of any failure

(including any failure resulting from the failure to fulfill on or before the date specified for such Loan the applicable conditions set forth in Article IV) of Borrower to borrow any Loan after a Loan Request has been submitted, including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund such Loan when such Loan, as a result of such failure, is not made on such date. The submission of a Loan Request (or request for issuance of a Letter of Credit, as applicable) shall constitute a representation by Borrower that, as of the date of such request, no Event of Default (or event or circumstance that, with the passage of time or the giving of notice or both, would constitute an Event of Default) exists, and that all of the representations and warranties set forth in Article III hereof are true, accurate, and complete.

5.    Line of Credit; Optional Repayments. Section 2.1(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)    Optional Repayments. Borrower may make prepayments on the Loans in accordance with the terms of the Line of Credit Note.

6.    Interest. Section 2.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Interest. The outstanding principal balance of each Loan hereunder shall bear interest at the rate of interest set forth in the Line of Credit Note.

7.    Interest; Computation and Payment. Section 2.2(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)    Computation and Payment. Interest shall be computed on the basis set forth in the Line of Credit Note. Interest shall be payable at the times and place set forth in the Line of Credit Note.

8.    Continuation and Conversion. The text of Section 2.2(e) of the Credit Agreement is hereby deleted in its entirety and replaced with “[Intentionally Deleted].”

9.    Payment of Break Costs. The text of Section 2.6 of the Credit Agreement is hereby deleted in its entirety and replaced with “[Intentionally Deleted].”

10.    Changes in Law. The text of Section 2.7 of the Credit Agreement is hereby deleted in its entirety and replaced with “[Intentionally Deleted].”

11.    Effectiveness. This Amendment shall become effective once Bank shall have received: (a) a counterpart of this Amendment duly executed by Borrower; (b) a replacement Line of Credit Note duly executed by Borrower; and (c) such other documents, actions or assurances as Bank may reasonably request.

12.    Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a)    The execution, delivery and performance by Borrower of this Amendment and the Credit Agreement, as amended hereby, (i) are within Borrower’s powers, (ii) have been duly authorized by all necessary action, (iii) do not result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to the Collateral, and (iv) do not contravene (A) Borrower’s organizational documents, or (B) any law or contractual restriction binding on or affecting Borrower.

(b)    This Amendment and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

(c)    There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower.

(d)    No breach of any representation or warranty made by Borrower pursuant to Article III of the Credit Agreement or any covenant made by Borrower pursuant to Article V or Article VI of the Credit Agreement has occurred and is continuing.

13.    Reference to and Effect on the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended by this Amendment. Except as specifically amended above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Bank under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

14.    Execution in Counterparts. This Amendment may be executed in one or more counterparts, not all of which need to be signed by the same parties, but all of which taken together shall constitute one and the same instrument. The parties may execute this Amendment and exchange counterparts by means of facsimile transmission or electronic mail, and the parties agree that the receipt of such counterparts shall be binding on the parties and shall be construed as originals.

15.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska, without regard to its principles of conflict of laws.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed as of the day and year first written above.

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Paul J. Johnson
	Name:	Paul J. Johnson
	Title:	Senior Vice President

BORROWER:

LINDSAY CORPORATION, a Delaware corporation

By:	/s/ Brian Ketcham
	Name:	Brian Ketcham
	Title:	Senior Vice President and Chief Financial Officer

5